Exhibit 3.3

NOVABAY PHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES F VOTING RETRACTABLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Justin Hall, does hereby certify that:

1. He is the Chief Executive Officer, President and Secretary of NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock, 15,000 of which have been issued.

3. This Certificate of Designation of Preferences, Rights and Limitations of Series F Voting Retractable Preferred Stock (the “Certificate of Designations”) that includes the following resolutions has been approved and adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Amended and Restated Certificate of Incorporation, as amended, of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.01 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a new series of Corporation preferred stock titled “Series F Voting Retractable Preferred Stock”, which shall consist of up to 1,988,283 shares of this new series of the preferred stock, which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a new series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the State of New York generally are open for use by customers on such day.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into, or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Exchange Agreement” means the warrant exchange agreement, dated as of August 19, 2025, between the Corporation and the related Holder, as may be amended, modified or supplemented from time to time in accordance with its terms.

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“New York Courts” shall have the meaning set forth in Section 9(d).

“Optional Retirement Notice” shall have the meaning set forth in Section 8(b).

“Per Share Voting Equivalent” shall have the meaning set forth in Section 4.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the definitive agreement, dated as of August 19, 2025, among the Corporation and the Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Retirement Event” means the earlier of (x) the Stockholder Approval (as defined in the Purchase Agreement) and (y) December 31, 2025.

“Retirement Notice” shall have the meaning set forth in Section 8(a).

“Retirement Value” shall have the meaning set forth in Section 8(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stated Value” shall have the meaning set forth in Section 2.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Exchange Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

Section 2. Designation, Amount and Par Value. The series of preferred stock of the Corporation pursuant to this Certificate of Designation shall be designated as the Corporation’s Series F Voting Retractable Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 1,988,283 shares (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.01 per share and a stated value equal to $1,000 (the “Stated Value”).

Section 3. Dividends. Holders shall not be entitled to receive dividends on shares of Preferred Stock, and no dividends shall be paid on shares of Preferred Stock.

Section 4. Voting Rights. The Preferred Stock shall vote on matters of the Corporation that are also voted upon by holders of Common Stock with each share of Preferred Stock representing the voting equivalent of approximately 0.424 shares of Common Stock (the “Per Share Voting Equivalent”).

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Preferred Stock of such Holders were convertible at a rate equal to the Per Share Voting Equivalent to Common Stock which amounts shall be paid pari passu with all holders of Common Stock; provided, however, that in no event shall the aggregate amounts paid to the Holder(s) be in excess of the Retirement Value of the shares of Preferred Stock held by such Holder(s). The Corporation shall mail written notice of any such Liquidation, not less than forty-five (45) days prior to the payment date stated therein, to each Holder.

Section 6. Conversion. No shares of Preferred Stock shall be convertible into shares of Common Stock or other equity securities of the Corporation.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Per Share Voting Equivalent shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the effective date of any such dividend, distribution, subdivision, combination or re-classification.

b) Notice to the Holders. Whenever the Per Share Voting Equivalent is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice as provided below setting forth the Per Share Voting Equivalent after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 8. Retirement of Preferred Stock.

a) If, at any time beginning on the next Business Day after the Retirement Event, each Holder originally issued the Preferred Stock pursuant to the Exchange Agreement may request in writing (the “Retirement Notice”) that the Corporation retire all of such original Holder’s Preferred Stock by paying the Holder an amount equal to $175,000 for the retirement of all Preferred Stock (together with any Late Charges (as defined below) thereon, if any) and convertible securities held by such original Holder (the “Retirement Value”), with such payment to be made to the requesting original Holder for all of their shares of Preferred Stock within two (2) Business Days from the date the Retirement Notice is received by the Corporation to the bank account designated by the Holder at the time of entering into the Exchange Agreement or as otherwise set forth in the Retirement Notice.

b) Subject to the provisions of this Section 8, to the extent that any Holder has not caused their shares of Preferred Stock to be retired pursuant to Section 8(a) (the “Remaining Shares”) by December 31, 2025, then the Corporation beginning on the next Business Day may elect to send written notice (“Optional Retirement Notice”) to any of these remaining original Holders to cause all of their shares of Preferred Stock to be retired by paying an amount equal to the Retirement Value for their shares Preferred Stock and convertible securities held by such Holders within five (5) Business Days from the date of the Optional Retirement Notice is delivered to the bank account designated by the Holder at the time of entering into the Exchange Agreement. If an original Holder transfers shares of Preferred Stock, then the aggregate amount to be paid by the Corporation to retire the shares of Preferred Stock issued to such original Holder that are subsequently held by any transferee who becomes a Holder shall not, in the aggregate, exceed the Retirement Value. For avoidance of doubt, the aggregate Retirement Value to be paid by the Corporation to retire all of the shares of Preferred Stock whether pursuant to Section 8(a) or this Section 8(b) shall be $525,000 (plus any applicable Late Charges).

c) After payment by the Corporation of the Retirement Value to any Holder pursuant to Section 8(a) or Section 8(b), as the case may be, then all of such Holders’ shares of Preferred Stock shall automatically be deemed irrevocably cancelled and extinguished without further action on the part of the Holder or the Corporation and the Holder shall have no further rights relating thereto and the Corporation shall have no further obligations. Notwithstanding the foregoing, the Holder shall promptly return and deliver to the Corporation any certificate or certificates representing such retired shares of Preferred Stock or deliver such other documentation reasonably requested by the Corporation evidencing such cancellation of the retired shares of Preferred Stock.

Section 9. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 2000 Powell Street, Suite 1150, Emeryville, CA 94608, Attention: Corporate Secretary, e-mail address jhall@novabay.com or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder to the Holders shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address or address of such Holder appearing on the books of the Corporation, or if no such email address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Exchange Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via email set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate (to the extent issued to a Holder) shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan, New York (the “New York Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Retired or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Exchange Agreement. If any shares of Preferred Stock shall be retired, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Preferred Stock.

j) Late Charges. Any amount due to any Holder of Preferred Stock pursuant to this Certificate of Designations which is not paid when due shall result in a late charge being incurred and payable by the Corporation in an amount equal to interest on such amount at the rate of fifteen percent (15%) per annum from the date such amount was due until the same is paid in full (each, a “Late Charge”).

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RESOLVED, FURTHER, that the Chief Executive Officer, President and the Secretary of the Corporation be and hereby is authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on this 19th day of August, 2025.

/s/ Justin Hall
Name:	Justin Hall
Title:	Chief Executive Officer, President, General Counsel and Secretary

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